                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             CFW COMMUNICATIONS CO.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                [CFW LETTERHEAD]
   JAMES S. QUARFORTH                                            401 Spring Lane
CHAIRMAN OF THE BOARD AND                                              Suite 300
 CHIEF EXECUTIVE OFFICER                                           P.O. Box 1990
                                                            Waynesboro, VA 22980
                                                          Telephone 540 946-3500
                                                           FAX      540 946-3595
                                 March 20, 2000

  Dear Shareholder:

    You are cordially invited to attend our 2000 Annual Meeting of Shareholders at 10:00 a.m. on Tuesday, April 25, 2000. The meeting will be held at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia. Please join us for refreshments at 9:30 a.m.

    You will find complete information about the meeting in the enclosed Notice and Proxy Statement. Your 1999 Annual Report is sent to you herewith.

    We sincerely hope you will be able to be present at the meeting, but whether or not you plan to attend, we request that you sign your Proxy Card and mail it in the enclosed envelope. The prompt return of your Proxy will be appreciated.

                                       Sincerely,


                                       /s/ J.S. Quarforth

                                       J. S. Quarforth
                                       Chairman of the Board
                                       and Chief Executive Officer

[CFW COMMUNICATIONS COMPANY LETTERHEAD]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

  Notice is Hereby Given that the Annual Meeting of Shareholders of CFW Communications Company (the "Meeting") will be held at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia, on Tuesday, April 25, 2000, at 10:00 a.m. for the following purposes:

  (1) To elect three Class III Directors for three-year terms expiring in 2003.

  (2) To transact such other business as may properly come before the meeting or any adjournment.

  Only shareholders of Common Stock of record at the close of business on February 28, 2000 will be entitled to vote at the Meeting.

                         By Order of the Board of Directors

                             M. B. Moneymaker

                             Corporate Secretary


Waynesboro, Virginia
March 20, 2000

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. SHAREHOLDERS ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH EVENT THE SIGNED PROXIES ARE REVOKED.

[CFW LOGO]
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 25, 2000

  This Proxy Statement is furnished to the Shareholders of CFW Communications Company (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m. on Tuesday, April 25, 2000, at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia, and at any adjournment. The mailing address of the Company's Corporate Office is 401 Spring Lane, Suite 300, P. O. Box 1990, Waynesboro, Virginia 22980. The Company's subsidiaries are CFW Telephone Inc., CFW Network Inc., CFW Wireless Inc., CFW Communications Services Inc., CFW Cable Inc., CFW Cable of Virginia Inc., CFW Information Services Inc., CFW Licenses Inc., CFW PCS Inc., CFW Cornerstone, Inc., and NetAccess, Inc.
  Solicitations of proxies will be made by use of the United States mail and may be made by direct or telephone contact by the Company. All solicitation expenses will be borne by the Company. Brokerage houses and nominees will be requested to forward the proxy materials to the beneficial holders of the shares held of record by these persons and the Company will reimburse them for their reasonable charges in this connection. Shares represented by duly executed proxies in the accompanying form received by the Company prior to the Meeting will be voted at the Meeting.
  The Company does not know of any matters other than those referred to in the accompanying Notice which are to come before the Meeting. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their best judgment.
  Where a shareholder directs in the proxy a choice with respect to any matter that is to be voted on, that direction will be followed. If no direction is made, proxies will be voted for the election of three Class III Directors. Any person who has returned a proxy has the power to revoke it at any time before it is exercised by submitting a subsequently dated proxy, or by voting in person at the Meeting. The close of business on February 28, 2000, has been fixed as the record date (the "Record Date") for the Meeting and any adjournment. As of that date, there were 13,062,252 Common Shares outstanding, each of which is entitled to one vote. As of the Record Date, and on the date hereof, no person was known to the Company to own of record or beneficially more than 5% of the outstanding shares of Common Stock of the Company.
  This Proxy Statement and enclosed Proxy Card are being mailed to shareholders beginning on or about March 20, 2000. An Annual Report to Shareholders including financial statements for the years ending December 31, 1999, 1998 and 1997 is enclosed.

                             ELECTION OF DIRECTORS

  There are currently eight members of the Board of Directors, divided into three classes, two of which have two members and one of which has four members. One class is elected each year for a three-year term. The names and employment histories of the three nominees, five current Directors and Executive Officers are indicated in the following table. The number and percentage of shares of Common Stock beneficially owned by each as of the Record Date is also indicated.

  Three Class III Directors are eligible for election at the 2000 Annual Meeting of Shareholders. Mr. Robert S. Yeago, Jr.'s term as a Class III Director will expire at the 2000 Shareholder Meeting coincident with his planned retirement as a Director. As a result of Mr. Yeago's retirement, the Company will have seven Directors. The Company will not presently be filling Mr. Yeago's Director seat but will continue to maintain a Board of Directors constituting eight members. The Company is maintaining a vacant Director's seat in order to provide flexibility to add an additional Director if the Board of Directors so determines. Any Director added would be subject to election by shareholders at the next succeeding annual meeting.
  Shares represented by proxies in the accompanying form cannot be voted for a greater number of persons than the number of nominees named below. The nominees listed below are current Directors who have consented to stand for re-election as Class III Directors of the Company to serve a three-year term expiring at the 2003 Annual Meeting of Shareholders of the Company. It is not anticipated that any nominee for election will become unable to serve as a Director of the Company, but if any or all are unable to accept nomination, it is intended that shares represented by proxies in the accompanying form will be voted for the election of substitute nominees selected by the Board of Directors. A quorum being present, the persons receiving a plurality of the votes cast will be elected as Directors. Votes that are withheld and shares held in street name that are not voted in the election of Directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as Directors.

                                 Common Stock

                                                                                Principal
                        Sole      Shared                                     Occupation and
                     Voting and Voting and                                      Business
                     Investment Investment                  Percentage       Experience for
Name                   Power     Power(a)  Other(b)  Total   of Class         Past 5 Years
----                 ---------- ---------- -------  ------- ---------- ---------------------------

CLASS III DIRECTORS - Nominees for Election

Phyllis H. Arnold       1,000          0      236     1,236    0.01%   President and Chief
Age 51                                                                 Executive Officer - One
Director since 1999                                                    Valley Bank, N.A.,
                                                                       Charleston, WV;
                                                                       Chief Operating
                                                                       Officer - One Valley
                                                                       Bancorp, Inc. since 1998,
                                                                       Director - One Valley
                                                                       Bancorp, Inc.,
                                                                       Charleston, WV

John N. Neff              100        800    3,409     4,309   0.03%    President and Chief
Age 48                                                                 Executive Officer - Nielsen
Director since 1995                                                    Builders, Inc.,
                                                                       Harrisonburg, VA

William W. Gibbs, V    61,934    116,525      809   179,268   1.35%    President - Comprehensive
Age 59                                                                 Computer Consultants, Inc.,
Director since 1977                                                    Staunton, VA


                                  Common Stock

                                                                                   Principal
                          Sole      Shared                                      Occupation and
                       Voting and Voting and                                       Business
                       Investment Investment                  Percentage        Experience for
Name                     Power     Power(a)  Other(b)  Total   of Class          Past 5 Years
----                   ---------- ---------- -------  ------- ---------- -----------------------------

CLASS III DIRECTOR - Term Expires 2000


Robert S. Yeago, Jr.     18,482     84,510         0  102,992   0.77%    Chairman of the Board
Age 75                                                                   until May 1, 1999
Director since 1973                                                      (President and Chief
                                                                         Executive Officer until
                                                                         May 1, 1990)
                                                                         CFW Communications
                                                                         Company and Subsidiaries,
                                                                         Waynesboro, VA
CLASS II DIRECTORS - Terms Expire 2002
John B. Mitchell, Sr.     1,522      3,382     1,592    6,496   0.05%    President and Chairman
Age 59                                                                   of the Board - Hammond-
Director since 1989                                                      Mitchell, Inc. (Construction
                                                                         Contractor), Covington, VA

James S. Quarforth          392     43,903   101,700  145,995   1.10%    Chairman of the Board
Age 45                                                                   and Chief Executive Officer
Director since 1987                                                      since May 1, 1999 - President
                                                                         and Chief Executive Officer
                                                                         until May 1, 1999 - CFW
                                                                         Communications
                                                                         Company and Subsidiaries,
                                                                         Waynesboro, VA; Director
                                                                         of Virginia Financial
                                                                         Corporation, Staunton, VA;
                                                                         Director of Illuminet
                                                                         Holdings, Inc., Olympia,
                                                                         WA and Director of
                                                                         American Telecasting, Inc.,
                                                                         Colorado Springs, CO
                                                                         until September 23, 1999

                                  Common Stock

                                                                                 Principal
                           Sole      Shared                                    Occupation and
                        Voting and Voting and                                     Business
                        Investment Investment                 Percentage       Experience for
Name                      Power     Power(a)  Other(b) Total   of Class         Past 5 Years
----                    ---------- ---------- -------- -----  ---------- --------------------------
CLASS I DIRECTORS - Terms Expire 2001

C. Wilson McNeely, III    15,861      1,825     1,322  19,008   0.14%    Chairman of
Age 57                                                                   the Board - Eagle
Director since 1995                                                      Corporation
                                                                         (Manufacturer of
                                                                         concrete products
                                                                         and distributor
                                                                         of fuel oils),
                                                                         Charlottesville, VA

Carl A. Rosberg                0     22,248    63,450  85,698   0.64%    President and Chief
Age 47                                                                   Operating Officer
Director since 1992                                                      since May 1, 1999;
                                                                         Senior Vice President
                                                                         until May 1, 1999 -
                                                                         CFW Communications
                                                                         Company and Subsidiaries,
                                                                         Waynesboro, VA and
                                                                         Director of American
                                                                         Telecasting, Inc.,
                                                                         Colorado Springs, CO until
                                                                         September 23, 1999

                           Common Stock
                           ------------

                          Sole      Shared
                       Voting and Voting and
                       Investment Investment                   Percentage
Name                     Power    Power (a)  Other (b)  Total   of Class
----                   ---------- ---------- --------- ------- ----------
NON-DIRECTOR EXECUTIVE OFFICERS

J. William Brownlee       9,278          0     11,375   20,653    0.15%
Age 59


Warren C. Catlett         1,329          0     14,940   16,269    0.12%
Age 40


David E. Lowe                 0        500      6,250    6,750    0.05%
Age 58


David R. Maccarelli           0      3,500     37,516   41,016    0.31%
Age 47


Michael B. Moneymaker         0      9,199     17,400   26,599    0.20%
Age 42


Don Marie Persing         2,778          0      4,500    7,278    0.05%
Age 48


All officers and
directors as a
group (14 persons)      112,676    286,392    264,499  663,567    4.98%

--------------------------------------------------------------------------------

(a) Includes shares held by spouses, children, trusts and companies in which the director or officer owns a controlling interest.
(b) Shares subject to options exercisable within sixty days.

  Based on a review of the forms and written representations received by the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company believes that during 1999 its Directors and Executive Officers complied with all applicable Section 16 filing requirements except Mr. McNeely, whose Form 4 filing with respect to the purchase of 4,000 shares was filed seven months late.

                            COMMITTEES OF THE BOARD

  James S. Quarforth, Robert S. Yeago, Jr. and John B. Mitchell, Sr. comprise the Executive Committee of the Board. Six committee meetings were held during 1999.
  The Company has a standing Audit Committee and a Compensation Committee. The Audit Committee, consisting of William Wayt Gibbs, V, C. Wilson McNeely, III and John N. Neff, had three meetings in 1999 for the purpose of approving the 1998 audit and recommending an accounting firm to the Board to serve as independent public auditors to make an audit of the financial statements of the Company for the year 1999 and to perform certain non-audit services.
  The Compensation Committee, consisting of John B. Mitchell, Sr., C. Wilson McNeely, III, John N. Neff and Robert S. Yeago, Jr., held five meetings in 1999.
  The Governance Committee, consisting of John B. Mitchell, Sr., James S. Quarforth, Robert S. Yeago, Jr. and Phyllis H. Arnold, whose function includes consideration of the size and composition of the Board, monitoring procedures for corporate decision-making, reviewing public policy issues, recommending actions to increase the Board's effectiveness, and evaluating shareholder proposals, held three meetings in 1999.
  The Nominating Committee, consisting of John B. Mitchell, Sr., James S. Quarforth and Robert S. Yeago, Jr., whose function includes consideration of the size and composition of the Board, held two meetings in 1999. The Governance Committee has now assumed the responsibilities of the Nominating Committee. The Governance Committee will consider nominees for Director suggested by shareholders. Any shareholder recommendation for a nominee for Director at the 2001 Annual Meeting of Shareholders should be submitted in writing to the Corporate Secretary of the Company not later than February 23, 2001 and shall include a description of the proposed nominee's qualifications and relevant biographical information, as well as certain information required by the Bylaws of the Company, including (i) the name and business address of the proposed nominee; (ii) the proposed nominee's consent to his name being placed in nomination; (iii) the recommending shareholder's name and address;
(iv) the class and number of shares of the Company's stock beneficially owned by the shareholder, and (v) any material interest of the shareholder in the proposed nomination.
  The Board of Directors held seven regular meetings during 1999. All Directors attended more than 75% of the meetings of the Board and committees of which he is a member, except John N. Neff who attended 68% and C. Wilson McNeely, III who attended 57%.

                          SUMMARY COMPENSATION TABLES

  The following tables set forth information as to compensation paid to the chief executive officer and the next four most highly compensated executive officers of the Company (the "Named Executives") for 1999, with comparisons to 1998 and 1997 information, as well as option grants and exercises for 1999:

                            EXECUTIVE COMPENSATION

                                                    Long Term
                                                   Compensation
         Annual Compensation                          Awards
------------------------------------------------------------------------------
  Name and                                           Options/
Principal Position          Year  Salary   Bonus       SARs      All Other/1//
------------------          ----  ------   -----     --------    -------------
James S. Quarforth          1999 $267,250 $64,140     40,000        $14,950
Chairman of the Board and   1998  237,000  90,616     21,000          7,728
Chief Executive Officer     1997  221,250  98,698     20,000          7,668

Carl A. Rosberg             1999  183,500  38,535     18,000         10,288
President and               1998  167,500  49,409     12,000          7,334
Chief Operating Officer     1997  157,500  54,237     11,000          7,176

David R. Maccarelli         1999  144,200  25,956     10,000          8,118
President -
 Virginia Operations        1998  137,500  39,917     12,000          7,039
                            1997  127,500  43,804     11,000          6,881
Michael B. Moneymaker       1999  132,000  23,760     10,000          7,290
Vice President and          1998  120,500  31,488      7,000          6,227
Chief Financial Officer,    1997  111,000  31,583      8,000          3,185
Treasurer and Secretary

David E. Lowe2/             1999  131,000  19,650     10,000          7,004
President - West Virginia   1998  113,000  23,317      7,500          2,921
Operations                  1997        0       0          0              0


  1/In 1999 the Company made contributions to the savings plan of $5,760 for James S. Quarforth, $5,760 for Carl A. Rosberg, $4,507 for David R. Maccarelli, $3,680 for Michael B. Moneymaker, and $5,125 for David E. Lowe. In 1999 the Company made contributions to the deferred compensation plan of $7,366 for James S. Quarforth, $2,916 for Carl A. Rosberg, $2,287 for David R. Maccarelli, $2,467 for Michael B. Moneymaker, and $839 for David E. Lowe. In addition, the Company made group life insurance premium payments of $1,032 for James S. Quarforth, $877 for Carl A. Rosberg, $722 for David R. Maccarelli, $634 for Michael B. Moneymaker, and $629 for David E. Lowe.
  In 1998 the Company made contributions to the savings plan of $5,760 for James S. Quarforth, $5,760 for Carl A. Rosberg, $5,760 for David R. Maccarelli, $5,115 for Michael B. Moneymaker, and $2,072 for David E. Lowe. In addition, the Company made group life insurance premium payments of $1,968 for James S. Quarforth, $1,574 for Carl A. Rosberg, $1,279 for David R. Maccarelli, $1,112 for Michael B. Moneymaker, and $541 for David E. Lowe.

  In 1997 the Company made contributions to the savings plan of $5,700 for James S. Quarforth, $5,700 for Carl A. Rosberg, $5,700 for David R. Maccarelli, and $2,152 for Michael B. Moneymaker. In addition, the Company made group life insurance premium payments of $1,968 for James S. Quarforth, $1,476 for Carl A. Rosberg, $1,181 for David R. Maccarelli, and $1,033 for Michael B. Moneymaker.
  2/Mr. Lowe joined the Company as an executive officer on January 1, 1998.

                            OPTION/SAR GRANTS TABLE
                     Option/SAR Grants in Last Fiscal Year

                                                                       Potential
                                                                       Realizable
                                                                    Value At Assumed
                                                                      Annual Rates
                                                                           of
                                                                Stock Price Appreciation
                                                                       For Option
                         Individual Grants                                Term
--------------------------------------------------------------------- -------------------------

                                     % of Total
                         Options/   Options/SARs Exercise
                           SARs      Granted to   or Base
                       Granted(/1/) Employees in   Price   Expiration
        Name             (Shares)   Fiscal Year  Per Share    Date      5%(/2/)     10%(/2/)
---------------------  ------------ ------------ --------- ---------- ----------- -------------
James S. Quarforth        40,000        23.8%     $22.625  02/22/2009  $ 569,150    $1,442,337
Carl A. Rosberg           18,000        10.7%      22.625  02/22/2009    256,117       649,052
David R. Maccarelli       10,000         6.0%      22.625  02/22/2009    142,287       360,584
Michael B. Moneymaker     10,000         6.0%      22.625  02/22/2009    142,287       360,584
David E. Lowe             10,000         6.0%      22.625  02/22/2009    142,287       360,584

(1) No SARs were granted in tandem with stock options.
(2) In order to realize the potential value set forth, the price per share of the Company's common stock would be $36.85 and $58.68, respectively, at the end of the ten-year option term.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

  Aggregated Option/SAR Exercises in Last Fiscal Year, and FY-End Option/SAR
                                     Value

                                                                      Value of Unexercised
                                                Number of Unexercised     In-the-Money
                                                   Options/SARs at        Options/SARs
                                                   FY-End (Shares)           FY-End
                       Shares Acquired  Value       Exercisable/          Exercisable/
        Name             On Exercise   Realized     Unexercisable         Unexercisable
---------------------  --------------- -------- --------------------- ---------------------
James S. Quarforth         16,000      $206,000    77,250 / 74,150    $1,337,338 / $953,713
Carl A. Rosberg             9,500       122,313    50,800 / 37,300       897,838 /  483,113
David R. Maccarelli         3,500        35,875    26,866 / 29,300       380,988 /  386,113
Michael B. Moneymaker       5,000        51,875     9,800 / 21,950       123,425 /  305,638
David E. Lowe                   0             0     1,875 / 15,625        23,672 /  192,266

Closing price on December 31, 1999 was $34.75 and was used in calculating the value of unexercised options.

                 PENSION PLAN/DEFINED BENEFIT PLAN DISCLOSURE

  The following table reflects the estimated aggregate retirement benefits to which certain executive officers of the Company, including each of the named executive officers in the Summary Compensation Table, are expected to be entitled under the provisions of the Company's non-contributory, funded employee retirement plan and the executive supplemental retirement plan (the "Plans"). The table illustrates the amount of aggregate annual retirement benefits payable under the Plans for an executive retiring in 1999 at age 65 computed on a straight life annuity. The amount of benefit assumes that the executive has completed a minimum of 15 years of service. The supplemental benefit amount will not be paid for service of less than 15 years. Additional aggregate benefits are not earned for service in addition to 35 years. Amounts listed will be reduced by social security benefits and offset by employer 401(k) contributions.

                      Annual Retirement Benefits Payable for Respective Years
                                             of Service

Average Annual
 Compensation      15 years       20 years       25 years       30 years       35 years
 $150,000          $ 75,000       $ 86,250       $ 97,500       $108,750       $120,000
  175,000            87,500        100,625        113,750        126,875        140,000
  200,000           100,000        115,000        130,000        145,000        160,000
  225,000           112,500        129,375        146,250        163,125        180,000
  250,000           125,000        143,750        162,500        181,250        200,000
  275,000           137,500        158,125        178,750        199,375        220,000
  300,000           150,000        172,500        195,000        217,500        240,000
  325,000           162,500        186,875        211,250        235,625        260,000
  350,000           175,000        201,250        227,500        253,750        280,000
  375,000           187,500        215,625        243,750        271,875        300,000
  400,000           200,000        230,000        260,000        290,000        320,000
  425,000           212,500        244,375        276,250        308,125        340,000
  450,000           225,000        258,750        292,500        326,250        360,000

  The number of credited years of service for James S. Quarforth, Carl A. Rosberg, David R. Maccarelli, Michael B. Moneymaker and David E. Lowe is 20 years, 11 years, 7 years, 4 years and 2 years, respectively. Mr. Lowe does not participate in the executive supplemental retirement plan.
                             DIRECTOR COMPENSATION

  Non-management Directors received a monthly retainer fee of $800 and $400 for each meeting attended until May 1, 1999 when the monthly retainer fee increased to $900. Robert S. Yeago, Jr. served as Chairman of the Board until May 1, 1999 and received an additional monthly retainer fee of $600; James S. Quarforth, the current Chairman of the Board, receives no additional monthly fee. Upon election by December 15th of the preceding year, non-management directors may elect to receive all, or a portion of their annual retainer fee in Company stock option grants.

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  As members of the Compensation Committee, it is our duty to monitor the performance and compensation of executive officers and other key employees, and to make appropriate recommendations and reports to the Board concerning matters of executive compensation.
  The Company maintains a compensation program designed to motivate, retain and attract management, with incentives linked to financial performance and enhanced shareholder value. The fundamental philosophy is to relate the amount of compensation for an executive directly to his or her contribution to the Company's success in achieving superior performance objectives. The Company's executive compensation program consists of three components: 1) base salary;
2) potential for annual incentive compensation based on Company performance; and, 3) the opportunity to earn long-term stock-based incentives which are intended to encourage achievement of superior long-term results and to align executive officer interests with those of the shareholders. The base salary element is developed based on the performance of the individual executives with reference to industry, peer group and national surveys, with the objective of having the Company's chief executive officer receive a level of base salary similar to the average base salary of chief executives at similarly sized technological service companies. Base salary levels of the Company's other executive officers are established by reference to the chief executive officer's salary, depending on the type and level of responsibility of the other executives. The annual incentive compensation element is based on the Company's attainment of certain levels of profitability, service and on the individual's overall performance, all as set forth in the Company's annual management incentive plan. The criteria contained in the Company's annual management incentive compensation plan (MIP) is developed in conjunction with the Company's annual business plan. The long-term stock-based element is developed by reference to competitive practices and trends of other companies, which use stock options as a component of executive compensation. Long-term stock-based compensation is given great weight in the Company's overall compensation mix in order to provide incentive for executive officers to increase shareholder value. Accordingly, the Committee has taken into account the amount and value of options held by each of the executive officers when considering new grants to assure that deserving executives have a significant equity participation in the Company. The Chief Executive Officer's total compensation increased by $3,774 in 1999 compared to 1998. A number of factors and criteria were utilized by the Compensation Committee in evaluating the increase in total compensation. An independent compensation consulting firm's industry market survey of similarly sized technological service companies as well as individual performance were utilized to determine the base salary increase of $30,250. The achievement of strong revenue and customer growth compared to the Company's annual business plan resulted in an incentive compensation of $64,140. However, this compensation reflected a decrease of $26,476 from 1998, a year in which the Company's financial performance exceeded the Company's annual business plan to a greater extent than in 1999. During 1999, the Company's consolidated net operating revenues increased $7.1 million or 11% ($7.7 million or 13% for 1998 over 1997), operating cash flows (operating income before depreciation and amortization) decreased $3.0 million or 9% (an increase of $4.5 million or 16% for 1998 over 1997). The Compensation Committee also considers the Chief Executive Officer's continued leadership in advancing the Company's long-term strategic business goals. Specifically, during 1999, the Company added 31,000 digital PCS customers within the Virginia and West Virginia PCS Alliances, added nearly 38,000 Internet subscribers and added over 5,000 competitive business telephone lines; commenced providing competitive local exchange services to businesses in four markets; closed on five Internet acquisitions; and launched PCS services in Clarksburg, Fairmont and Morgantown, West Virginia.



                            Compensation Committee

                              John N. Neff               C. Wilson McNeely, III
                              John B. Mitchell, Sr.      Robert S. Yeago, Jr.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  Robert S. Yeago, Jr., a Director and member of the Compensation Committee of the Company, formerly served as President and Chief Executive Officer.

                          OTHER EMPLOYEE ARRANGEMENTS

  The Company has entered into management agreements with James S. Quarforth, Carl A. Rosberg, David R. Maccarelli, J. William Brownlee, Michael B. Moneymaker, Warren C. Catlett, Don Marie Persing and David E. Lowe. The agreements are identical. Each was approved by the non-employee members of the Board of Directors.
  The agreements provide for certain benefits if the Company has a change in control followed by (1) termination of the executive's employment without cause prior to the fifth anniversary of the change of control date, or (2) resignation of the executive for good reason prior to the fifth anniversary of the change of control date (even if such resignation occurs after the term of the agreement). "Cause" means that the executive has been convicted of a felony that involves misappropriation or has willfully and continually failed to perform a material duty or responsibility. "Good reason" means any of the following: compensation is reduced; responsibilities are diminished; relocation of more than 50 miles is required; deferred compensation is withheld; benefits diminish following a change of control; receives direction from the Board of Directors or an officer to commit an illegal or unethical act; or receives direction from the Board of Directors or an officer to refrain from acting and to do so is unethical or illegal.
  The agreements for the named executive officers provide for two year terms. At the end of such two year period, the term is extended automatically for an additional year unless the Company provides written notice that the agreement will not be extended. The current agreements are in effect until December 31, 2001.
  If terminated within twenty-four months of a change in control, the executive will receive severance benefits equal to two years' compensation. If terminated after twenty-four months but prior to sixty months of a change in control, the executive will receive severance benefits equal to one year's compensation or the severance benefits available to employees, whichever is greater. The severance pay due to the executive will be reduced by any cash compensation paid to the executive by another employer after the executive's termination.
  The Company has amended its Executive Supplemental Retirement Plan to provide that a participant who terminates his employment with the Company prior to retirement but after (i) seven years service or (ii) a change in control date with good reason, shall be entitled to benefits under the plan as of the date he would have been eligible to retire. "Change of control" means
(i) any person acquires direct or indirect ownership of more than 30% of the combined voting power of the Company; (ii) during any period of two consecutive years, individuals who constitute the Board of Directors, and any new Director whose election was approved by a majority of the Directors who either (a) were Directors at the beginning of the period or (b) were so elected, cease for any reason to constitute at least a majority of the Board of Directors; (iii) the shareholders of the Company approve a merger or consolidation of the Company with another entity and the merger or consolidation is consummated, other than (a) a merger or consolidation where the voting securities of the Company outstanding immediately prior to the merger or consolidation continue to represent 50% of the combined voting power of the Company or surviving entity or (b) a merger or consolidation effected to recapitalize the Company where no person acquires more than 30% of the combined voting power of the Company's then outstanding securities; or (iv) the shareholders of the Company approve a plan of complete liquidation or an agreement for the sale of substantially all of the assets of the Company and such liquidation or sale is consummated.

  The Company has also amended its 1997 Stock Compensation Plan to provide that the options granted thereunder may become fully exercisable upon a change in control (as defined above). Notwithstanding the foregoing, the exercisability of the options will not accelerate if the Company determines that the acceleration will have an adverse effect on the availability of pooling of interest accounting.

                             RELATED TRANSACTIONS

  In 1999, the Company awarded the construction project for a new $3.7 million corporate facility to Nielsen Builders, Inc. through a competitive bidding process. Construction of the new facility commenced in 2000. In 1998, the Company paid $2.7 million to Nielsen Builders, Inc. for the construction of the Company's Customer Contact Facility and certain additional construction activities, which were completed in 1998. The construction project for the Customer Contact Facility had been awarded to Nielsen Builders, Inc. in 1997 through a competitive bidding process. Mr. John N. Neff currently serves as President and Chief Executive Officer of Nielsen Builders, Inc.

                               PERFORMANCE GRAPH

  The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Composite Index and to the S&P Telecommunications Index (which includes the Regional Bell Operating Companies (RBOCs), GTE and ALLTEL) for the Company's last five fiscal years. The graph assumes that the value of the investment in each scenario was $100 at December 31, 1994 and that all dividends were reinvested in their respective common stock issue in the month paid.






                                    [graph]

                               Fiscal Year Ended December 31
-----------------------------------------------------------------
                           1994   1995   1996   1997   1998  1999
-----------------------------------------------------------------
CFW Communications Company  100     88    112    116    123   180
NASDAQ Composite Index      100    141    174    213    300   546
S&P Telecom Index           100    151    152    212    312   330

                             FINANCIAL STATEMENTS

  The Company's 1999 Annual Report to Shareholders contains audited financial statements for 1999, 1998 and 1997 and the report of McGladrey & Pullen, LLP thereon. Management's Discussion and Analysis of financial condition and results of operations is also contained in this 1999 Annual Report.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  The firm of McGladrey & Pullen, LLP, P. O. Box 1276, Richmond, Virginia, 23218, independent public accountants, audited the financial statements of the Company for the fiscal year ending December 31, 1999. A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting and will be available to make a statement if he desires to do so and to answer appropriate questions with respect to that firm's audit of the Company's financial statements and records for the fiscal year ended December 31, 1999.

                             SHAREHOLDER PROPOSALS

  In order for proposals of shareholders to be considered for inclusion in the Proxy Statement and Proxy for the 2001 Annual Meeting of Shareholders, such proposals must be received by the Corporate Secretary of the Company by November 20, 2000.

                                   FORM 10-K

  Upon written request to the Corporate Office of the Company, P. O. Box 1990, Waynesboro, Virginia 22980, shareholders will be furnished without charge a copy of the Company's Annual Report on Form 10-K required to be filed with the Securities and Exchange Commission, including the financial statements and the schedules thereto for the most recent fiscal year.

Waynesboro, Virginia
March 20, 2000

P R O X Y                 CFW COMMUNICATIONS COMPANY

                   Proxy Solicited by the Board of Directors

   The undersigned hereby constitutes J.B. Mitchell, Sr. and M.B. Moneymaker, or either of them, attorneys and proxies, with power of substitution in each, to act for the undersigned with respect to all common stock of the undersigned at the Annual Meeting of Shareholders to be held at the Holiday Inn at the intersection of Route 275 and I-81, North of Staunton, Virginia on Tuesday, April 25, 2000, at 10:00 a.m., or any adjournment thereof.

   The Board of Directors recommends a vote "FOR"

1.ELECTION OF DIRECTORS (three Class III)

[_] FOR all nominees listed below         [_] WITHHOLD AUTHORITY to vote
   (Except as marked to the contrary          for all nominees listed below
    below)

(Instruction: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

            P.H. Arnold               W.W. Gibbs, V               J.N. Neff
            (Class III)                (Class III)                (Class III)

2. To vote on such other business, if any, that may properly come before the meeting.

[_] Please check box if you plan to attend the meeting.

                                                    (continued on other side)

                          (continued from other side)

Dated:               , 2000


                                        _______________________________________
                                          (Please sign your name(s) exactly as
                                                     shown hereon.)

                                        THIS PROXY WHEN PROPERLY EXECUTED WILL
                                        BE VOTED IN THE MANNER DIRECTED HEREIN
                                        BY THE SHAREHOLDER(S). IF NO DIRECTION
                                        IS MADE, THIS PROXY WILL BE VOTED FOR
                                        THE NOMINEES FOR ELECTION OF THE CLASS
                                        III DIRECTORS AND APPROVAL OF THE
                                        OTHER MATTERS TO BE CONSIDERED AT THE
                                        MEETING.